EXECUTIVE SEVERANCE AGREEMENT


     This EXECUTIVE SEVERANCE AGREEMENT (this "Agreement") is made as of November 25, 1996, by and between the entity named on the signature page hereto (the "Company"), Alexander R. Castaldi (the "Executive").

     In order to induce Executive to accept employment with the Company and in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

                  1. Definitions.

     "Agreement" shall have the meaning set forth in the preface.

     "Cause" shall mean a termination of the employment of Executive by the Company or any subsidiary thereof due to (i) the commission by Executive of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its subsidiaries which results in material financial loss to the Company or any of its subsidiaries), (ii) the commission by Executive of a felony, (iii) the willful misconduct of Executive as an employee of the Company or any of its subsidiaries which is reasonably likely to result in material injury or financial loss to the Company or any of its subsidiaries or (iv) the willful failure of Executive to render services to the Company or any of its subsidiaries in accordance with the terms of Executive's employment which failure amounts to a material neglect of Executive's duties to the Company or any of its subsidiaries.

     "Change of Control" shall mean a transaction as the result of which any person or entity not controlled by persons currently owning Common Units acquires more than 60% of the outstanding Common Units or of the common stock of a corporation that either controls the Company, directly or indirectly, or is the successor to the Company.

     "Common Units" shall mean the common units of the Company, together with any securities issued in exchange therefor.

     "Company" shall have the meaning set forth in the preface.

     "Confidential Information" shall have the meaning set forth in Section 6 below.

     "Disability" shall mean the inability of Executive to perform the essential functions of Executive's job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months. The period of six months shall be deemed continuous unless Executive returns to work for at least 30 consecutive business days during such period and performs during such period services at the level and competence that were performed prior to the beginning of the six-month period. The date of such Disability (for purposes of determining the Termination Date in the event of such Disability) shall be on the first day of such six-month period.

     "Good Reason" shall mean (i) the assignment to Executive of duties materially and adversely inconsistent with Executive's position, duties or responsibilities as in effect immediately after the date of execution of this Agreement including, but not limited to, any material reduction in such positions, duties or responsibilities, or a change in Executive's titles or offices, as then in effect, or any removal of Executive from, or any failure to reelect Executive to, any of such positions or (ii) the occurrence of a Change of Control, provided that a resignation prior to the 90th day following such Change of Control shall not be deemed a termination for Good Reason.

     "Health Benefits" shall have the meaning set forth in Section 3(b) below.

     "Insured Benefits" shall have the meaning set forth in Section 3(b) below.

     "Senior Executive" shall mean any employee of the Company with significant managerial responsibility over material areas of the business of the Company, including, without limitation, financial, marketing, sales, distribution or manufacturing.

     "Severance Term" shall have the meaning set forth in Section 3(a) below.

     "Termination Date" shall have the meaning set forth in Section 4(a) below.

     2. Job Elimination. If, within the period commencing 90 days from the date hereof and for so long as Executive is employed by the Company, there shall occur:

     (a) any involuntary termination of Executive's employment (other than for Cause or Disability);

     (b) the resignation of Executive for Good Reason;

     (c) any reduction in Executive's annual base salary in effect on the date hereof; or

     (d) any failure by the Company to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Company on the date hereof, or the taking of any action that would materially reduce any of such benefits in effect on the date hereof (unless this reduction relates to a reduction in benefits applicable to all employees generally);

     then, at Executive's option, exercisable by Executive within thirty (30) days of the occurrence of each and every of the foregoing events, other than a resignation for Good Reason as a result of a Change of Control, Executive may resign from employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing to the Company, and the provisions of Section 3 of this Agreement shall apply. A notice of resignation for Good Reason as a result of a Change of Control shall be delivered to the Company not earlier than 90 days nor later than 120 days following the Change of Control in order for the provisions of Section 3 of this Agreement to apply.


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

     3. Continuing Compensation and Benefits.

     (a) The Company will continue to pay to Executive his then annual base salary for a period of twelve (12) months after the effective date of the termination of Executive's employment (the "Severance Term"). Subject to Section 7 below, during the Severance Term, Executive will be free to seek, accept and engage in other full-time employment.

     (b) During the Severance Term, the Company will continue to provide to Executive the medical benefits Executive was entitled to on the date hereof (hereinafter "Health Benefits") and to the extent the Company's insurance plans permit, the long-term disability and life insurance benefits Executive was entitled to on the date hereof (hereinafter "Insured Benefits"), except that the amount of coverage under the Insured Benefits will be based on the rate of pay Executive is receiving from the Company at the time of the event that gives rise to a claim under the Insured Benefits. The continued provision of the Health Benefits and the Insured Benefits will cease (i) when payments to Executive cease under Section 3(a) above or (ii) when Executive becomes employed on a full-time basis, whichever occurs first.

     (c) On the effective date of termination of Executive's employment, the Company will pay Executive for accrued by unused vacation (at his rate of pay in effect on the date hereof), if any, to the extent provided in the Company's policies on the date hereof, but Executive shall not accrue any vacation during the period referred to in Section 3(a) above.

     4. Accrued Bonuses.

     (a) If the effective date of the termination of Executive's employment (the "Termination Date") is on or before the end of the second quarter of the Company's fiscal year and after December 31, 1997, then the Company shall pay to Executive a bonus in an amount equal to the bonus paid to Executive for the prior fiscal year under the Company's Bonus Plan multiplied by a fraction, the numerator of which is the number of completed fiscal quarters which have elapsed in the Company`s current fiscal year through and including the Termination Date, and the denominator of which is 4.

     (b) If the Termination Date is after the end of the second quarter of the Company's fiscal year or occurs at any time prior to December 31, 1997, then the Company shall, at the time bonuses for such fiscal year are paid to employees of the Company, pay to Executive a bonus in an amount equal to the bonus for the such fiscal year to which Executive would have been entitled had he not been terminated multiplied by a fraction, the numerator of which is the number of completed days which have elapsed in the Company's current fiscal year through and including the Termination Date, and the denominator of which is 365.

     (c) If the Termination Date occurs within 12 months of a Change of Control, then the Company shall, within five business days of the Termination Date, pay to Executive 100% of the greater of (i) the targeted bonus that Executive would have received in respect of such fiscal year had he not been terminated and (ii) the bonus paid to Executive in respect of the prior fiscal year.


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


     (d) The provisions of this Section 3 will be effective beginning 90 days after the date hereof.

     5. Termination for Cause. If Executive's employment is terminated for Cause, all of Executive's rights under paragraphs 2 and 3 shall cease as of the effective date of the Termination Date, except that Executive (i) shall be entitled to received accrued salary through the Termination Date and (ii) shall be entitled to receive the payments and benefits to which Executive was then entitled under the employee benefit plans of the Company or any affiliate thereof as of the Termination Date.

     6. Confidentiality. Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company and its subsidiaries that (i) are not available to the public, customers, suppliers and competitors of the Company,
(ii) are in the nature of trade secrets, or (iii) the disclosure of which could reasonably be expected to cause a financial loss to the Company, or otherwise have a material adverse effect on the Company (collectively, the "Confidential Information") are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, work product or the business of the Company or any of its subsidiaries which he may then possess or have under his control.

     7. Notice/Consultation. In consideration of the foregoing, Executive agrees to give the Company no less than 30 days prior written notice if at any time Executive decides to resign from the Company's employ. Since, in certain respects, Executive will be an employee of the Company during any Severance Term, Executive agrees to consult with the Company during such Severance Term. This consultation obligation will not prevent or interfere with Executive seeking, accepting or engaging in full-time employment.

     8. Term. This Agreement will be in effect for a period of three years from the date hereof and shall be automatically renewed for successive periods of two years each, unless terminated by Executive upon 30 days notice prior to the expiration of the original or any renewal term.

     9. Tax Withholding. All payments to Executive hereunder will be earned and prorated on a daily basis, but shall be payable at the same time and in the same manner as executives of the Company, or its successor, are paid their salaries. The Company shall have the power to withhold, require Executive to remit to the Company in cash or offset against any amounts otherwise payable Executive, an amount sufficient to satisfy all Federal, state, local and foreign withholding tax requirements relating to such payments, and the Company may defer any payments until such requirements are satisfied.



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

     10. Executive's Employment by the Company. Nothing contained in this agreement shall be deemed to obligate the Company or any subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Case.

     11. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     12. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in writing executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

     13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

     14. Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect thereof, shall be brought in any court of competent jurisdiction in the State of New York, and both the Company and Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Executive and the Company hereby irrevocably waive any objections which either may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

     15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), two days after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

     (i) If to the Company:

         Remington Products Company, L.L.C.
         60 Main Street
         Bridgeport, CT  06604
         Attention:       Allen S. Lipson
         Telecopy:        203-366-7707



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



         and

         Remington Products Company, L.L.C.
         c/o Vestar Equity Partners, L.P.
         245 Park Avenue, 41st Floor
         New York, NY  10167
         Attention:       Robert L. Rosner
         Telecopy:        212-808-4922

         with a copy to:

         Kirkland & Ellis
         655 Fifteenth Street, N.W.
         Washington, D.C.  20005-5793
         Attention:       Jack M. Feder
         Telecopy:        202-879-5200

         (ii) If to Executive:

          Alexander R. Castaldi
          1101 Bullet Hill Road
          Southbury, CT  06488

     16. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     17. Counterparts. This Agreement may be executed in separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     18. Rights Cumulative. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right.


                                    * * * * *


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                            [SIGNATURE PAGE FOLLOWS]



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


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        REMINGTON PRODUCTS COMPANY, L.L.C.




                                        By: ___________________________________
                                            Name:
                                            Title:


                                            ___________________________________
                                            ALEXANDER R. CASTALDI




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